Exhibit 10.2

Final Form

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 7, 2020, by and between Stable Road Acquisition Corp., a Delaware corporation (“Parent”), and [●] (the “Company Stockholder”). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, it is contemplated that, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“First Merger Sub”), Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Second Merger Sub”), and Momentus Inc., a Delaware corporation (the “Company”), First Merger Sub shall merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the “Surviving Corporation”), and immediately following the First Merger, as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) with Second Merger Sub being the surviving company of the Second Merger (the “Surviving Entity”), and as a result of which the Surviving Entity will become a wholly-owned Subsidiary of Parent;

WHEREAS, as of the date hereof, the Company Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of shares of Company Common Stock, Company Preferred Stock, Company FF Preferred Stock, vested Company Restricted Stock and/or other Company Interests set forth on Schedule 1 attached hereto (and, together with any additional Company Interests in which the Company Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Equity Securities”);

WHEREAS, the Company Stockholder will receive substantial benefits from the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent to enter into the Merger Agreement and to perform its obligations thereunder; and

WHEREAS, Parent is relying on the representations, warranties, covenants and other agreements of this Agreement and Parent would not enter into the Merger Agreement or be willing to consummate the Mergers without the representations, warranties, covenants and other agreements of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Voting; Waiver of Appraisal Rights; Waiver of Transfer Restrictions. Subject to the earlier termination of this Agreement in accordance with Section 2, the Company Stockholder, solely in their capacity as a holder of the Equity Securities, agrees as follows: (a) the Company Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise or assert, or make any demand in respect of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Mergers or any other transaction contemplated by the Merger Agreement that the Company Stockholder may have (under Section 262 of DGCL, Chapter 13 of the CCC or otherwise) by virtue of, or with respect to, any outstanding Company Stock owned of record or beneficially by the Company Stockholder; (b) the Company Stockholder will, with respect to all of the Company Stockholder’s Equity Securities, vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers, and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective, and in furtherance thereof, within three (3) Business Days of the Registration Statement becoming effective, the Company Stockholder will execute and deliver the Stockholder Written Consent in accordance with the terms and conditions set forth in the Merger Agreement, and will not thereafter withdraw or rescind such consent or otherwise take action to make such consent ineffective; and (c) promptly following the Effective Time and in accordance with the terms and conditions set forth in the Merger Agreement, the Company Stockholder will execute and deliver a Letter of Transmittal, in a customary form, for all of the Company Stockholder’s Equity Securities. In addition, in accordance with Section 10 of that certain Amended and Restated First Refusal and Co-Sale Agreement, dated as of June 21, 2019, as amended, including on September 30, 2019, by and among the Company and certain of the holders of Company Stock (the “ROFR/Co-Sale Agreement”), the Company Stockholder hereby agrees to waive the provisions of Section 2 of the ROFR/Co-Sale Agreement with respect to the Merger Agreement and the Transactions, including the Mergers.

2. Termination.

(a) Subject to Section 2(b), this Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and the Company Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Section 5, Section 6(a), Section 6(c) (in each of the foregoing cases, solely in the case of termination under clause (i) of Section 2(a)), Section 6(b), Section 6(d) and Section 7 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any intentional breach of this Agreement prior to such termination.

(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

3. Representations and Warranties of the Company Stockholder.

(a) The Company Stockholder hereby represents and warrants to Parent that the Equity Securities set forth on Schedule 1 attached hereto constitute all of the shares of Company Common Stock, Company Preferred Stock, Company FF Preferred Stock, vested Company Restricted Stock and other Company Interests owned of record or beneficially by the Company Stockholder as of the date hereof. The Company Stockholder has good and valid title to such Equity Securities set forth on Schedule I attached hereto and as of the Effective Time will have good and valid title to such Equity Securities held by the Company Stockholder set forth on Schedule I attached hereto free and clear of all Liens (other than transfer restrictions under applicable securities Laws).

(b) [(A) The Company Stockholder has all requisite capacity to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions,] // [(A) The Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder,] [(B) the execution, delivery and performance by the Company Stockholder of this Agreement and its obligations hereunder have been duly and validly authorized by the Company Stockholder and no other act or proceeding on the part of the Company Stockholder is necessary to authorize the execution, delivery or performance of this Agreement,] ([C]) this Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Company Stockholder, enforceable in accordance with its terms, subject to the Remedies Exception, and ([D]) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will [(i) conflict with or result in any material breach of any provision of the Charter Documents of the Company Stockholder,] ([ii]) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by the Company Stockholder (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and other than those set forth as conditions to closing in the Merger Agreement), or [(iii)] violate in any material respect any material Law applicable to the Company Stockholder, except, in the case of the foregoing clauses [(ii) and (iii)], for violations which would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

4. Merger Agreement Obligations.

(a) Other than as expressly permitted by the Merger Agreement or the other Transaction Agreements, until the Termination Date, the Company Stockholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any of its Equity Securities, (ii) deposit any Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (other than any Contracts set forth on Section 7.18 of the Company Disclosure Letter entered into prior to the date hereof and to be terminated contingent upon and automatically effective as of the Closing in accordance with Section 6(c)), or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii) of this Section 4; provided, however, that nothing herein shall prohibit the Company Stockholder from transferring Equity Securities to an Affiliate of such Company Stockholder or, if the Company Stockholder is an individual, to any member of the Company Stockholder’s immediate family or to a trust solely for the benefit of the Company Stockholder or any member of the Company Stockholder’s immediate family; provided, that (x) any such transfers shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Company Stockholder under, and to be bound by all of the terms of, this Agreement and (7) any such permitted transfer shall not relieve the Company Stockholder of its obligations under this Agreement.

(b) Until the Termination Date, the Company Stockholder hereby agrees to be bound by the terms and conditions set forth in the first sentence of Section 7.8(c) (Confidentiality; Communications Plan; Access to Information), Section 7.1 (Company No Solicitation), Section 7.11 (No Claim Against Trust Account) and, to the extent applicable to any of the foregoing, the remaining provisions of Article XI (General Provisions) of the Merger Agreement (and any relevant definitions used in such Sections) fully and to the same extent as if the Company Stockholder was a party and signatory to such provisions of the Merger Agreement.

(c) Notwithstanding anything in this Agreement to the contrary: (i) the Company Stockholder shall not be responsible for the actions of the Company or the Company board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), with respect to any of the matters contemplated by Section 4(b); (ii) the Company Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.1  of the Merger Agreement shall not, in and of itself, be considered a breach of Section 4(b) (it being understood for the avoidance of doubt that the Company Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of Section 4(b)).

5. General Waiver and Release.

(a) Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns, controlled Affiliates and any other Person or entity claiming by, through or under any of the foregoing (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its Affiliates (including, after the Closing, Parent, First Merger Sub, Second Merger Sub, the Surviving Entity and each of their respective Affiliates), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each successor and assign of any of the foregoing (collectively, the “Releasees”) from any and all claims, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements and liabilities of every kind and character whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, that any Releasee may have to such Releasor (or that any Releasor may have against any Releasee), in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Closing; provided that liabilities and obligations acquitted, remised, discharged and released pursuant to this Section 5(a) (collectively, the “Released Claims”) shall not include (A) any rights of the Releasors under this Agreement, the Merger Agreement and the other Transaction Agreements, (B) if such Releasor is an employee of the Company, rights to earned but unpaid wages or other compensation or benefits and rights under any written employment agreements with or benefit plans of the Company in existence as of the date hereof, (C) any rights to indemnification, exculpation and/or advancement of expenses (whether pursuant to the Charter Documents of the Company, any insurance policy or any other agreement entered into with the Company) for serving as an officer, director, manager, agent or employee of the Company, in each case existing prior to Closing, or (D) any rights as a third-party beneficiary to indemnification, exculpation and/or advancement of expenses set forth in the Indemnification Agreement by and between the Company and Dakin Sloss, dated November 1, 2018, in each case existing prior to Closing. Further, the Company Stockholder, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or threatening, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. Without limiting the foregoing, the Company Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 5(a), if and when released, include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims.

(b) Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may not have, or in the future may have, under Section 1542 of the California Civil Code (“Section 1542”) or any analogous state law or federal law, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Company Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such the Company Stockholder the right not to release existing claims of which the Company Stockholder is not aware, unless the Company Stockholder voluntarily chooses to waive this right. Having been so apprised, the Company Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, Parent would not have agreed to the terms of this Agreement.

6. Covenants.

(a) Further Assurances. From time to time and without additional consideration, the Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. The Company Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Sponsor, the Company, the Surviving Entity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Company Stock Consideration) or the consummation of the transactions contemplated hereby and thereby.

(b) Acknowledgment. The Company Stockholder acknowledges and agrees that the Company Stockholder is entering into this Agreement On the Company Stockholder’s own free will and not under any duress or undue influence. THE COMPANY STOCKHOLDER has entered into this Agreement freely and without coercion, THE COMPANY STOCKHOLDER has been advised by PARENT to consult with counsel of THE COMPANY STOCKHOLDER’s choice with regard to the execution of this Agreement and THE COMPANY STOCKHOLDER’s covenants hereunder, THE COMPANY STOCKHOLDER has had an adequate opportunity to consult with such counsel and either so consulted or freely determined in THE COMPANY STOCKHOLDER’s own discretion not to so consult with such counsel, THE COMPANY STOCKHOLDER understands that PARENT haS been advised by counsel, and THE COMPANY STOCKHOLDER has read this Agreement AND THE MERGER AGREEMENT and fully and completely understands this Agreement AND THE MERGER AGREEMENT and each of THE COMPANY STOCKHOLDER’s representations, warranties, covenants and other agreements hereunder AND THEREUNDER. This Agreement shall be interpreted and construed as having been drafted jointly by THE COMPANY STOCKHOLDER and PARENT and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any or all of the provisions of this Agreement.

(c) Consent to Terminate Certain Agreements. The Company Stockholder hereby consents to the termination, contingent upon and automatically effective as of the Closing, of all Contracts set forth on Section 7.18 of the Company Disclosure Letter (other than any indemnification agreements between any D&O Indemnified Party and the Company).

(d) Disclosure. The Company Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Company Stockholder’s identity and ownership of the Equity Securities and the nature of the Company Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Company Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

7. General Provisions.

(a) Amendment. This Agreement may not be amended except by an instrument signed by Parent and the Company Stockholder.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (so long as such transmission does not generate an error message or notice of non-delivery), (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(i)	if to Parent:

Stable Road Acquisition Corp.
1345 Abbot Kinney Blvd
Venice, California 90291

Attention:	Brian Kabot
Juan Quiroga
E-mail:	brian@stableroadcapital.com
juan@nalainvestments.com

with a copy (which shall not constitute notice to Parent) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654

Attention:	Douglas C. Gessner, P.C.
Bradley C. Reed, P.C.
Kevin M. Frank
E-mail:	douglas.gessner@kirkland.com
bradley.reed@kirkland.com
kevin.frank@kirkland.com

(ii)	if to the Company Stockholder, to the address or addresses listed on Schedule 1 hereto.

with a copy (which shall not constitute notice to the Company Stockholder) to:

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, CA 90401

Attention:	Daniel S. Kim
Hari Raman
Albert W. Vanderlaan
E-mail:	dan.kim@orrick.com
hraman@orrick.com
avanderlaan@orrick.com

(c) Interpretation. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) the terms “year” and “years” mean and refer to calendar year(s), (ix) references to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder, (x) references to any person include the successors and permitted assigns of that person, and (xi) references from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. All Section and Schedule references herein are to Sections and Schedules of this Agreement, unless otherwise specified.

(d) Section Headings; Defined Terms. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

(f) Entire Agreement; No Third Party Beneficiaries. The agreement of the parties that is comprised of this Agreement, the Letter of Transmittal executed by the Company Stockholder and the provisions of the Merger Agreement referenced in Section 4 herein to which the Company Stockholder has expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements, and understandings, whether oral or written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Releasees are express third party beneficiaries of this Agreement and the Company shall be an express third party beneficiary with respect to Section 4 and Section 6(c) hereof. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Company Stockholder’s direct or indirect ownership of any Company Interests or any provision of services to the Company.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(h) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 4(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto. Any purported assignment in violation of this Section 7(h) shall be null and void ab initio.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Legal Proceedings related hereto), including matters of validity, construction, effect, performance and remedies.

(j) Consent to Jurisdiction, Etc. Each party hereto hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Proceeding shall be brought only to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Proceeding that is filed in accordance with this Section 7(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Proceeding or any other Legal Proceeding, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Proceeding, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 7(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(k) Specific Performance. The Company Stockholder agrees that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the Company Stockholder does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Company Stockholder acknowledges and agrees that Parent shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, Parent would not have entered into this Agreement. The Company Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent have an adequate monetary or other remedy at law. The Company Stockholder acknowledges and agrees that if Parent seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with any such order or injunction.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Equity Securities of the Company Stockholder. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Equity Securities of the Company Stockholder shall remain fully vested in and belong to the Company Stockholder, and Parent shall have no authority to direct the Company Stockholder in the voting or disposition of any of the Stockholder’s Equity Securities, except as otherwise provided herein.

(m) Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Company Stockholder signs this Agreement solely in the Company Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Company Stockholder (or any affiliate, employee or designee of the Company Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and the Company Stockholder have caused this Transaction Support Agreement to be executed as of the date first written above.

Parent:

Stable Road Acquisition Corp.

By:
Name:	Brian Kabot
Title:	Chief Executive Officer

Signature Page to Support Agreement

COMPANY STOCKHOLDER:

I have read this Support Agreement, I have had the opportunity to consult legal counsel prior to my signing of this Support Agreement, I fully and completely understand this Support Agreement and I hereby agree to and accept this Support Agreement.

_______________________________________

[NAME]

Signature Page to Support Agreement

Schedule 1

Equity Securities

Company Stockholder	Physical and Email Addresses for Notice	Class, Number and Type of Company Interests
[●]	[●]	[●]

12